Exhibit 10.2
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DEVELOPMENT AND SUPPLY AGREEMENT
THIS AGREEMENT is between Medical Components, Inc. a Pennsylvania corporation, located at 1499 Delp Drive, Harleysville, PA 19438 (“Medcomp”) and VeriChip Corporation, a Delaware corporation, located at 1690 South Congress Avenue, Suite 200, Delray, FL 33445 (“VeriChip”).
RECITALS
A.	Medcomp is engaged in the development, manufacture and sale of various medical devices, including venous catheters and infusion ports.

B.	The parties have agreed that VeriChip will seek development and manufacture of an 8mm RFID Microchip similar to its current 12mm RFID Microchip, as described on Exhibit A (the “Product”) for sale to Medcomp in accordance with the specifications, delivery schedules and other requirements referenced in this Agreement.

C.	Medcomp wishes to purchase the Product from VeriChip for implantation into Medcomp’s vascular access product lines.

D.	The parties now desire to enter into an arrangement whereby VeriChip will develop, manufacture and sell the Product and Medcomp will buy the Product for implantation into vascular access medical devices on an exclusive basis.
NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:
ARTICLE IA — DEVELOPMENT OF THE PRODUCT
Section 1A.01 Development Efforts. Medcomp and VeriChip acknowledge that they will cooperate in the development of the Product and agree that all prior and future joint development efforts with respect to the Product shall be governed by the terms of this Agreement. Medcomp and VeriChip agree that, during the term of this Agreement, they will cooperate and expend reasonable efforts to jointly develop the Product in a manner which permits the effective use of the Product. Such joint development efforts may include testing, development of prototypes, development and/or refinement of specifications for the Product (the “Specifications”) manufacturing processes and other research efforts. Medcomp shall be responsible for obtaining any necessary regulatory approvals for use of the Product. Medcomp and VeriChip agree to jointly conduct studies, tests, research and other procedures designed to develop the Product and improve the Product. Each party shall assist and coordinate with the other, make its technical personnel and facilities required to perform such research and development available to the other and use its best efforts to successfully complete the development of the Product.

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Section 1A.02 Development Plan. As soon as possible following the signing of this Agreement, VeriChip will begin development of the Product. VeriChip shall provide Medcomp with a complete and operational prototype of the Product as well as the design history file for the prototype of the Product within ninety (90) days of the commencement of this Agreement. If VeriChip fails to meet this ninety (90) day deadline, Medcomp may terminate this Agreement provided however, that the ninety (90) day deadline may be extended by written agreement.
Section 1A.03 Development Costs and Expenses. Subject to Section 1A.07, each party shall be responsible for payment of all of its own direct costs and expenses for personnel and facilities relating to the development of the prototype and the Product.
Section 1A.04 Specifications and Standards for the Product. Upon completion of the development of the prototype of the Product, such that the parties agree the same is feasible for manufacture and sale, they shall discuss and agree upon the Specifications. The Specifications shall, when adopted, be consistent with Exhibit A, be reduced to writing, be signed by authorized individuals from Medcomp and VeriChip, and by reference be incorporated herein provided, however, that the Specifications may be amended at any time by the written agreement of the parties.
Section 1A.05 Property Rights. Medcomp acknowledges and agrees that VeriChip owns and/or has the right to use and shall retain all of the right, title and interest in and to all of the patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets and other intellectual property rights relating to the design, assembly, manufacture, operation and/or service of its RFID Microchips and the Product. The use by Medcomp of any of these property rights is authorized only for the purposes set forth in this Agreement and upon expiration of termination of this Agreement for any reason such authorization shall cease.
Section 1A.06 Product Development Fee. Medcomp will pay VeriChip a fee to cover its costs relating to completion of the development of the Product in an agreed amount of ***. Medcomp will make this payment in two equal installments of *** each, with the first installment due within ten (10) days of the commencement of this Agreement and the second installment due within forty (40) days of the commencement of this Agreement. Should VeriChip fail to meet the ninety (90) day deadline set forth in Section 1A.02 above, or such extended deadline as is agreed to by the parties, and Medcomp terminates this Agreement as a result, VeriChip shall, within ten (10) days of the termination of this Agreement, repay to Medcomp the Product development fee set forth above.
Section 1A.07 Tooling. All tooling unique to the production of the Product (the “Tooling”) shall be the sole property of VeriChip. VeriChip shall be responsible for the routine maintenance and repairs of the Tooling.

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ARTICLE I. SUPPLY OF PRODUCTS
Section 1.01 Supply of Product.
(a) VeriChip agrees to sell the Product exclusively to Medcomp during the Term of this Agreement, and agrees that it shall not manufacture or sell the Product, or any product using or incorporating the same, or substantially similar technology, to any other manufacturer, seller or distributor of vascular access products. Notwithstanding the foregoing, VeriChip may use or sell a product substantially equivalent to the Product so long as such use or sale is not in connection with vascular access products (that compete with Medcomp, directly or indirectly). VeriChip agrees that it will seek a similar exclusivity from the manufacturer of the Product. In the event VeriChip becomes insolvent or otherwise ceases operations during the term of this Agreement, and has no successor which is bound by the terms of this Agreement, Medcomp shall be able to maintain said exclusivity with the manufacturer of the Product. Medcomp agrees during the Initial Term of this Agreement, that it will purchase not less than the following number of Products (the “Minimum Purchase Requirements”): (i) *** in the first Product Purchase Year, (ii) *** in the second Product Purchase Year, (iii) *** in the third Product Purchase Year, (iv) *** in the fourth Product Purchase Year and (v) *** in the fifth Product Purchase Year. For the purpose of this Agreement, the “Product Purchase Years” are the five (5) respective consecutive twelve (12) month periods beginning on the date of the last to occur of the following: (i) the Product being ready for production; or (ii) 510k approval of the Product. In the event Medcomp fails to meet the Minimum Purchase Requirements for a Product Purchase Year, Medcomp shall, within thirty (30) days of written demand from VeriChip, make a payment to VeriChip equal to *** times the number of Products by which Medcomp failed to meet the Minimum Purchase Requirement for the Product Purchase Year at issue. Medcomp shall be released from the Minimum Purchase Requirements should the FDA issue a recall of the Product, for more than thirty (30) days.
(b) Medcomp’s original order for the Product shall be submitted within ten (10) days of 510k approval of the Product and Medcomp shall order the Product on a quarterly basis thereafter. All orders for the Product shall be in writing and shall specify (i) the number of units of each of the Product to be purchased (in accordance with the terms and conditions of the Agreement) and (ii) the destination to which the Product is to be shipped. With each order of the Product, Medcomp shall also provide a forecast of the number of Products it will be purchasing for the next six (6) months. VeriChip will deliver no less than ninety percent (90%) of the first order for Products within eight (8) weeks of full production commencing. Thereafter, VeriChip agrees to deliver no less than ninety percent (90%) of the Products ordered by Medcomp within less than thirty (30) days of the order date provided that the number of Products (i) does not exceed one-hundred twenty percent (120%) of the immediately previous order or, (ii) alone, or in conjunction with the immediately previous order, does not exceed the then current six (6) month forecast of Medcomp. If the number of Products ordered (i) does exceed one-hundred twenty percent (120%) of the immediately previous order or, (ii) alone, or in conjunction with the immediately previous order, exceeds the then current six (6) month forecast of Medcomp, VeriChip agrees to deliver no less than ninety percent (90%) ordered within sixty (60) days of the order date. VeriChip shall be permitted a thirty (30) day cure period for any missed delivery deadline. VeriChip shall not be liable for any consequential damages as result of a failure to meet delivery deadlines. Medcomp shall be released from the Minimum Purchase Requirements of any particular year if its inability to meet the minimum purchase requirements of that particular year was due to VeriChip’s inability to make delivery pursuant to the schedule set forth above.
(c) VeriChip agrees, during the Term, to make its other products that are compatible with the Product available to Medcomp on commercially reasonable terms.

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Section 1.02 Pricing. The standard purchase price for the Product will be ***, provided, however, that if Medcomp places an order within the first three (3) months of any Product Purchase Year (i) for not less than *** units for delivery of Product in that Product Purchase Year, the price for those Products will be ***, or (ii) for not less than *** units for delivery in that Product Purchase Year, the price of those Products will be ***. It is understood that all such pricing will be firm for the Initial Tem.
Section 1.03 Delivery Terms. Products will be shipped, FOB Medcomp’s Harleysville, PA, facility. Payment for shipping charges shall be Medcomp’s responsibility.
Section 1.04 Payment. Notwithstanding the Product Development Fee subject to Section 1A.06, unless otherwise agreed by the parties in writing, payment shall be made by Medcomp separately for each shipment of Products. Medcomp shall pay all invoice amounts within thirty (30) days of the date of invoice in U.S. dollars. Any invoices not paid within thirty (30) days shall accrue interest at the rate of one and one-half percent (1-1/2%) per month.
Section 1.05 Inability to Supply. VeriChip expects and intends to supply Medcomp with the Product in accordance with the provisions of this Agreement. If VeriChip determines that it will be unable to supply Medcomp with the Product in the desired quantities for unanticipated reasons such as an Act of God or a long-term shortage of materials, VeriChip shall give Medcomp prompt notice of its inability to timely supply of the Product. If VeriChip is unable to make timely deliveries of the Product for unanticipated reasons such as set forth above, or by reason such as war, civil commotion, embargo, strike or any other act which is beyond the reasonable control of VeriChip, VeriChip shall be excused from meeting said delivery deadlines provided, however, that VeriChip shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

ARTICLE II. — REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 2.01 By VeriChip
VeriChip represents, warrants and covenants to Medcomp as follows:
(a) This Agreement has been duly authorized, executed and delivered by VeriChip and constitutes a valid and binding obligation of VeriChip, enforceable in accordance with its terms.
(b) This Agreement does not conflict with any applicable law, rule or regulation to which VeriChip is subject, or any agreement to which VeriChip is a party.
(c) VeriChip represents and warrants that the Products, when sold to Medcomp, do not infringe or encroach upon any party’s personal, contractual or proprietary rights, including but not limited to, patents, trademarks, copyrights, or trade secrets. VeriChip further represents and warrants that the Products, when sold to Medcomp, (i) are merchantable, (ii) are fit for the purposes for which they were sold, (iii) are free from any and all defects in design, material and workmanship, (iv) conform to the Specifications and Medcomp’s quality standards (v) are fit and safe for use by Medcomp; and (vi) shall have at least eighty percent (80%) of their shelf life remaining when sold to Medcomp, and shall remain in full compliance with the Specifications for the full shelf life period of such Products; and (vii) shall be in compliance with all applicable laws and regulations and all regulatory requirements of the United States Food and Drug Administration (the “FDA”), or other appropriate regulatory authority currently in effect, including without limitation the Federal Food, Drug and Cosmetic Act, as amended from time to time (the “Act”), the FDA’s then current Good Manufacturing Practices (“cGMP”). VeriChip further represents and warrants that they will convey good and merchantable title to Medcomp for the Products and that the Products are free of any security interest or other lien or encumbrance.
(d) No Products constituting or being a part of any shipment hereunder shall at the time of any such shipment be (i) adulterated or misbranded within the meaning of the Act, or regulations promulgated thereunder, as such law or regulation is constituted and in effect at the time of any such shipment, or (ii) an article which may not, under the provisions of Sections 404, 505 or 512 of the Act, be introduced into interstate commerce.
(e) VeriChip agrees that it will attain the manufacturing, processing and packaging of the Products only at specified and approved facility(ies) (the “Plant”) and that part of such services may at any time be subcontracted to a third party without prior written approval of Medcomp.
(f) VeriChip shall not make any changes in the Specifications or raw materials, purchased components, packaging materials, labeling, formulations, quality control test methods or manufacturing processes or manufacturing equipment, with regard to the Product, without Medcomp’s prior written agreement.

(g) VeriChip owns or has the right to use all copyright, trademarks, patents, and other intellectual property rights to the intellectual property which they shall use to perform their obligations hereunder.
(h) VeriChip shall provide to Medcomp all documentation and information requested by Medcomp: (i) in order to assist Medcomp in determining whether any delivery complies fully with the Specifications and the requirements of this Agreement (including VeriChip’s calculation of any price adjustments, rebates, loss allowance, credits and/or most favored nations status); (ii) in order to assist Medcomp in obtaining any and all regulatory approvals necessary to market Medcomp’ products which contain the Product; or (iii) to enable Medcomp to comply with any statutory or regulatory requirements, or with a request by any governmental or regulatory authority.
(i)
(i) VeriChip agrees to work with the manufacturer to assure the quality level of the Product through the use of a formal quality assurance program (the “QA Program”) reasonably acceptable to Medcomp. The QA program shall require the manufacturer to prepare and maintain written records sufficient to enable Medcomp to trace the build and inspection history of the Product. VeriChip will require the manufacturer to maintain such records for a period of five (5) years after manufacture. Pursuant to the QA Program, VeriChip shall require the manufacturer to place lot numbers and date codes on all Products to enable the identification and traceability of the Product. During the Term, and upon reasonable notice, Medcomp shall have the right to reasonably audit the QA program, at its expense, during regular business hours.
(ii) VeriChip shall require the manufacturer to conduct and document final inspection and quality control tests in accordance with reasonable Medcomp procedures on the Products prior to shipment to verify that the Product meets and conforms to the Specifications and the QA Program provided, however, that if Medcomp requires a type of inspection or quality control test involving equipment that is not currently owned by manufacturer, that Medcomp shall be responsible for the cost of obtaining such equipment.
(iii) Medcomp will, at its expense, and upon reasonable notice to VeriChip and the manufacturer, have the right to reasonably inspect manufacturer’s facilities to ensure compliance with the terms and conditions of the QA Program. Proprietary VeriChip or manufacturer’s manufacturing process technology shall not be subject to any such inspection.
(iv) VeriChip shall cooperate with, and provide assistance to, Medcomp with respect to customer complaints and product recalls relating to the Product.

(j) VeriChip shall immediately notify Medcomp of any contact which the FDA or any other regulatory or other governmental authority has with it concerning the Product or its manufacturing facilities relating thereto, including, but not limited to, cGMP’s, product registrations and safety and efficacy claims. The parties shall consult with one another in an effort to arrive at a mutually acceptable response; however, should the parties not agree as to a response, Medcomp shall have total discretion to respond appropriately to such regulatory or other governmental authority.
(k) VeriChip shall inform Medcomp within twenty-four (24) hours of any notification to VeriChip of any site visits by the FDA, state or federal regulatory agencies or any other governmental or regulatory agency, relating, directly or indirectly, to the manufacture, storage, disposal and/or transportation of the Product, and shall provide to Medcomp all other materials related thereto or used in connection therewith. VeriChip shall report in writing the results of the visit to Medcomp within thirty (30) days of the occurrence thereof In the event that any such governmental or regulatory agency finds that VeriChip’s operation relating, directly or indirectly, to the manufacture, storage, disposal and/or transportation of the Product is deficient or unsatisfactory in any respect, VeriChip, as is appropriate, shall cure all said deficiencies within the earlier of ninety (90) days or such cure period as ordered by the governmental or regulatory agency.
(l) VeriChip shall make available to Medcomp all records and reports relating to the manufacture, storage, disposal and transportation of the Product, and all other materials related thereto or used in connection therewith, including without limitation those documents relating to analytical data, for Medcomp’s review during normal business hours and upon reasonable prior notice, and Medcomp shall have the right to make and retain copies of these documents as required at Medcomp’s expense. Such records and reports shall be subject to the confidentiality provisions of this Agreement. Medcomp shall have the right to conduct inventory reconciliation audits and other audits as reasonably required for its internal control, at Medcomp’s sole cost and expense.
(m)
(i) In the event (A) any government authority of the United States or other jurisdiction issues a request, directive or order that any of the Product or Medcomp’s products containing the Product be recalled, or (B) a court of competent jurisdiction orders such a recall, or (C) the parties reasonably determine after consultation with each other that any of the Product or Medcomp’s products containing the Product should be recalled (a “Recall”), the parties shall take all appropriate corrective action. Medcomp shall also retain the right to conduct a product recall for safety reasons at Medcomp’s sole discretion.

(ii) In the event a Recall results from the defective manufacture of the Product or any other cause or event solely attributable to VeriChip or the manufacturer of the Product. VeriChip shall be responsible for all out-of-pocket expenses of a Recall. In all other cases, Medcomp shall be responsible for the expenses of a Recall including, but not limited to, responsibility to reimburse VeriChip for its expenses in connection with a Recall. For purposes of this Agreement, Recall expenses shall include, but not be limited to, the expenses of notification and destruction or return of the recalled Products, as the case may be, and Medcomp’s cost of the recalled Products, as the case may be.
(n) Written notice and an explanation of the circumstances of any claim that the Products are not in conformance with the Specifications or are defective in material or workmanship shall be given promptly by Medcomp to VeriChip. VeriChip shall thereafter notify manufacturer and allow manufacturer to be provided a reasonable opportunity to inspect said Products.
Section 2.02 By Medcomp
Medcomp represents warrants and covenants to VeriChip as follows:
(a) This Agreement has been duly authorized, executed and delivered by Medcomp and constitutes a valid and binding obligation of Medcomp, enforceable in accordance with its terms.
(b) This Agreement does not conflict with any applicable law, rule or regulation to which Medcomp is subject, or any agreement to which Medcomp is a party.
(c) All vascular access products manufactured by Medcomp and the Medcomp trademark do not infringe or encroach upon any parties’ personal, contractual or proprietary rights, including, but not limited to, patents, trademarks, copyrights, or trade secrets.
Section 2.03 Covenants of both parties: co-marketing
(a) Upon FDA 510k approval of the Product, Medcomp will use its best efforts to:
(i)	engage in a co-marketing relationship with VeriChip Corporation to market, distribute, sell and promote the sale of the new Medcomp vascular port (with RFID microchip) and the Health Link by VeriMed personal health record system.

(ii)	purchase and/or facilitate the purchase of “Health Link by VeriMed” scanners for distribution to appropriate medical personnel and/or facilities;

(iii)	brand all ports with RFID technology as the brand name of the port with RFID technology (e.g. “Dignity w/RFID”).

(iv)	site VeriChip Corporation on all literature focused on implantation of the device.

(v)	include “Health Link by VeriMed” information on all literature focused on continuous care (Oncology) and diagnosis (CT / Radiology).

(vi)	provide training to all VeriChip Sales and Marketing Staff and sales partners on the details of the port technology.

(vii)	provide VeriChip with sales tracings of facilities and departments where the ports w/RFID have been sold on a quarterly basis. This information will include facility, department and main contact information to focus sales efforts.

(viii)	hand over all leads or inquiries for Health Link by VeriMed to VeriChip Corporation.

(ix)	work closely with VeriChip Corporation and also agree to not poach employees or partners from VeriChip Corporation without prior consent.
(b) Upon FDA 510k approval of the Product, VeriChip Corporation will use its best efforts to:
(i)	engage in a co-marketing relationship with Medcomp to market, distribute, sell and promote the sale of the new Medcomp vascular port (with RFID microchip) and the HealthLink by VeriMed personal health record system.

(ii)	provide training to Medcomp Sales and Marketing Staff on the details of the Health Link by VeriMed System.

(iii)	hand over all leads or inquiries for port technology to Medcomp.

(iv)	work closely with Medcomp and also agree to not poach employees or partners from Medcomp without prior consent.
ARTICLE III. — TERM
Section 3.01 Term.
This Agreement shall be deemed to have commenced as of the date this Agreement has been signed by all parties hereto and shall continue in force until the expiration of the fifth Product Purchase Year (the “Initial Term”), unless earlier terminated in accordance with Section 3.02. Upon expiration of the Initial Term, this Agreement may be extended as agreed upon in writing by the parties for such term as they agree (“Renewal Term(s)”). The Initial Term and any Renewal Term(s) are collectively referred to herein as the “Term”.
Section 3.02 Termination.
(a) Either party may terminate this Agreement as follows:
(i) If the other party commits a material breach of any of the provisions of this Agreement and does not cure such breach within sixty (60) days after receipt of written notice thereof; or
(ii) Immediately upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution.

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(iii) Immediately upon written notice to the other if the development of the Product is not completed in accordance with the deadline and any extensions thereof as set forth in paragraph IA.02 provided, however, that such notice is effective only if provided within thirty (30) days of the end of the deadline period.
(b) Medcomp may terminate this Agreement as follows:
(i) Prior to the end of the Initial or any Renewal Term upon thirty (30) days’ written notice, in the event that VeriChip is acquired (whether through merger, sale of stock representing fifty percent (50%) or more of the outstanding voting stock of that party, sale of all or substantially all of that party’s assets or otherwise) by any third party (or by an entity that is a party to a collaboration agreement with a third party) that manufactures, sells or otherwise distributes products which are competitive with vascular ports manufactured, sold or distributed by Medcomp.
(ii) Immediately upon written notice in the event the FDA fails to approve the Product and said failure was not the result of any action or inaction on the part of Medcomp. In the event of such a termination, Medcomp shall still be responsible to pay to VeriChip for any Products ordered and manufactured.
(iii) In the event Medcomp determines, in its sole discretion, that (i) the Product is not commercially feasible due to market preferences, (ii) new technology has made the Product obsolete or non-competitive or (iii) applicable clinical research or FDA findings have made the sale of the Product inadvisable, Medcomp may terminate this Agreement by providing sixty (60) days written notice to VeriChip. In the event Medcomp so terminates this Agreement, Medcomp shall, within thirty (30) days of the date of termination, make a payment to VeriChip of an amount equal to *** times the number of Products by which Medcomp failed to meet the Minimum Purchase Requirement for the Product Purchase Year in which the Agreement is terminated by Medcomp.
(iv) Immediately upon written notice if any governmental or regulatory agency finds that VeriChip’s operation at the site relating, directly or indirectly, to the manufacture, storage, disposal and/or transportation of the Product is deficient or unsatisfactory and VeriChip fails to cure said deficiencies as set forth in Article 2.01(k).
(v) Subject to Section 1.05, immediately upon written notice if VeriChip fails to deliver Product within the time periods set forth in Section 1.01(b) and any cure period set forth therein.
Section 3.03 Effects of Termination.
Following the expiration or termination of this Agreement, all further rights and obligations of the parties shall cease, except that the parties shall not be relieved of (i) their respective obligations set forth in Sections IA.05, 1A.07, 2.01(h), 2.01(j-n), 3.02, 3.03, 7.01, 7.07, Article IV and Article VI of this Agreement; (ii) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination; and (iii) any other respective obligations under this Agreement which specifically survive or are to be performed after the date of expiration or termination. In addition, following the termination of this Agreement, VeriChip shall, upon the request of Medcomp, within ten (10) days of said request, deliver to Medcomp all items owned by Medcomp that are in VeriChip’s possession.

ARTICLE IV. — INDEMNIFICATION
(a) Medcomp shall indemnify, defend and hold VeriChip, its directors, officers, shareholders, employees, servants and agents (collectively “VeriChip Indemnitees”) harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney’s fees and disbursements) based upon any death, actual bodily injury or physical property damage resulting from Medcomp’s negligence or willful misconduct, except to the extent caused by VeriChip’s negligence or willful misconduct.
(b) VeriChip shall indemnify, defend and hold Medcomp and its directors, officers, shareholders, employees, servants and agents (collectively “Medcomp Indemnitees”) harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney’ s fees and disbursements) based upon any death, actual bodily injury or physical property damage resulting from any defect in the manufacture of the Product and/or VeriChip’s negligence or willful misconduct, except to the extent caused by Medcomp’s negligence or willful misconduct.
(c) Medcomp shall defend, indemnify and hold harmless the VeriChip Indemnitees from and against all claims, demands, actions, liabilities, losses, damages and expenses, including reasonable attorney’ s fees, arising out of any claim made against VeriChip for infringement of any copyright, patent or other intellectual property right of any kind related to any of Medcomp’s products and the Medcomp trademark. VeriChip shall defend, indemnify and hold harmless the Medcomp Indemnitees from and against all claims, demands, actions, liabilities, losses, damages and expenses, including reasonable attorney’s fees, arising out of any claim made against Medcomp for infringement of any copyright, patent, or other intellectual property right of any kind related to the Product.
(d) Each of the parties shall notify the other of any such claim or potential claim covered by any of the above subparagraphs in this Article and shall include sufficient information to enable the other party to assess the facts. Each of the parties shall cooperate fully with the other party in the defense of all such claims. No settlement or compromise shall be binding on a party hereto without its prior written consent, which shall not be unreasonably withheld or delayed.

(e) Upon the assertion of any third party claim against a party entitled to indemnification hereunder’ (an “Indemnified Party”) hereto that may give rise to a right of indemnification of this Agreement, the Indemnified Party shall give prompt notice to a party obligated to provide indemnification hereunder (an “Indemnifying Party”) of the existence of such claim and shall give the Indemnifying Party reasonable opportunity to control, defend and/or settle such claim at its own expense and with counsel of its own selection; provided, however, that the Indemnified Party shall, at all times, have the right to fully participate in such defense at its own expense with separate counsel and, provided that both parties shall, to the extent that they are not contractually or legally excluded therefrom, or otherwise prejudiced in a legal position by so doing, cooperate with each other and with their respective insurers in relation to the defense of such third party claim. The Indemnifying Party shall consult with the Indemnified Party with respect to settlement of any claim. The Indemnifying Party shall have the right to settle any claim without the consent of the Indemnified Party, provided that the Indemnified Party is unconditionally released from such claim and is not otherwise prejudiced by the terms of settlement in the sense that the Indemnified Party reasonably believes that such settlement terms may have a material adverse effect on its business.
ARTICLE V. — INSURANCE
Each party shall maintain Commercial General Liability (CGL) insurance (including product liability coverage) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activity to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder. VeriChip shall maintain for the entire terms of this Agreement CGL including product liability coverage of $1,000,000 per occurrence and $5,000,000 in the aggregate. Medcomp shall be named as an additional insured on the policy. VeriChip shall provide Medcomp with a certificate of insurance reflecting the same within thirty (30) days from the effective date of this Agreement.
ARTICLE VI. — CONFIDENTIALITY
Section 6.01 Confidential Information.
“Confidential Information” and “Proprietary Concept” shall include any terms normally embraced within such terms (e.g., drawings, specifications, customer lists, patient information, technical data, marketing and financial plans, and production or’ purchasing schedules or forecasts) and, in addition, any information concerning either party’s marketing or pricing of its products, or any information regarding the customers of either party, that enables or would enable that party to obtain a competitive advantage in the marketplace. The existence, subject matter and terms and conditions of this Agreement shall be considered to be included in the Confidential Information. “Confidential Information” shall not include information that (i) is in or comes into the public domain without violation of this Agreement, (ii) is known by the receiving party prior to disclosure to it by the other’ party, (iii) is received lawfully and under no obligation of confidentiality by the receiving party from a third party subsequent to this Agreement, (iv) is released by the owner to others without restriction, or (v) is independently developed by the receiving party, provided that the person or persons developing this information have not had exposure to the same information as received from the disclosing party.

Section 6.02 Protection of Confidential Information
Each party agrees: (a) to protect the confidentiality of the other’s Confidential Information to the same extent and in the same manner as it protects its own confidential information; and (b) not to disclose any Confidential Information obtained under the Agreement to any third party except to the extent necessary to serve the purposes of this Agreement and in any event subject to this Agreement, including this Article VI. The party receiving Confidential Information under this Agreement shall disclose that information only to its employees who need to know such information. Each party agrees to provide in all contracts with third parties confidentiality provisions equivalent to those contained in this Agreement. The burden of proving the existence of facts which would negate the obligations of this Agreement under this Article VI shall rest with the party in receipt of the subject information.
Section 6.03 Use of Confidential Information
Both parties shall use the Confidential Information solely for the purpose of furthering the relationship contemplated by this Agreement.
Section 6.04 Ownership
Any trade secrets, confidential information or proprietary concepts received or learned by either party from the other, or any of its employees, servants, or agents, relating to the business or customers of the other party shall be deemed the exclusive property of the disclosing party and shall remain the valuable scientific, trade, and engineering secrets of the disclosing party.
Section 6.05 Disclosure Compelled by Law
In the event either party believes it is required by law (whether pursuant to oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any confidential information, it shall provide the disclosing party with prompt notice thereof so that the disclosing party may seek an appropriate protective order and/or waive compliance with this Agreement; provided however, that if, in the absence of a protective order or the receipt of a waiver hereunder, such party is in the reasonable opinion of its counsel compelled to disclose confidential information not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority or else be exposed to liability for contempt, fine, or penalty, or to other censure, such confidential information may be disclosed.
Section 6.06 Ongoing Confidentiality Obligation
The obligations of VeriChip and Medcomp pursuant to this Article VI shall survive termination of this Agreement.

ARTICLE VII. — MISCELLANEOUS
Section 7.01 Applicable Law and Arbitration
This Agreement, and any claim or controversy relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and United States of America. All disputes, controversies or differences which may arise between the parties in relation or in connection with this Agreement shall be resolved by arbitration. Arbitration shall take place in Montgomery County, Pennsylvania, United A. States of America, and be conducted as provided under Subchapter B of the Pennsylvania Uniform Arbitration Act. The arbitrators shall be selected as follows: the party demanding arbitration shall do so in writing and, as part of its demand, shall select an arbitrator. The party receiving the demand will select its arbitrator and notify the party demanding arbitration in writing of said election within ten (10) days of service of the demand for arbitration. The two arbitrators will select a third arbitrator. If the two arbitrators chosen by the parties cannot agree on a third arbitrator within fourteen (14) days of the selection of the second arbitrator, the Court of Common Pleas of Montgomery County, Pennsylvania shall select a third arbitrator upon the filing of a petition by either party. Either party will bear the cost of its own arbitrator. The expense of the third arbitrator will be shared equally between the parties. A decision agreed to by two of the three arbitrators shall be binding upon the parties and may be entered as a judgment in the Court of Common Pleas of Montgomery County, Pennsylvania and in any court of competent jurisdiction with the ability to enforce a judgment against the party whom the judgment is rendered. All parties hereby consent to the jurisdiction of the arbitration panel described above and to the jurisdiction of the Court of Common Pleas of Montgomery County, Pennsylvania.
Section 7.02 No Agency
VeriChip shall at all times during the term of this Agreement be an independent contractor, maintaining sole and exclusive control over their personnel and operations. At no time shall any party hold itself out to be the agent, employee, lessee, sub lessee, partner, or joint venture partner of any other. It is understood and agreed between VeriChip and Medcomp that the full and exclusive relationship between them is that of an independent contractor and nothing in this Agreement shall be construed to create any relationship between the parties other than that of independent contractor. No party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party with regard to any other contract, agreement, or undertaking with a third party.
Section 7.03 Titles and Headings
Titles and headings in this Agreement are for the convenience of the parties only, and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

Section 7.04 Severability of Provisions
If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
Section 7.05 Amendment
This Agreement may not be amended, supplemented or, otherwise modified except by an instrument in writing signed by all parties.
Section 7.06 Assignment
This Agreement may not be assigned by any party except to an Affiliate without the prior written consent of the other party. If any such Affiliate has been the assignee of any rights under this Agreement and loses its status as an Affiliate, then immediately and automatically upon the loss of such status as an Affiliate, the assignment of this Agreement to such former Affiliate and all rights under or with respect to this Agreement shall immediately terminate and be of no further force or effect. This Agreement shall be binding upon, and inure to the benefit, of the parties respective heirs, successors, and assigns.
Section 7.07 No Use of Name
Neither party shall employ or use the name of the other party in any publication or promotional materials nor in any form of public distribution nor make any public disclosure of this Agreement without the prior express written consent of the other party, except as may be required for compliance with Governmental obligations.
Section 7.08 Notices
Any notices, waivers, and other communications required or permitted hereunder shall be in writing and shall be deemed to be fully given when delivered by hand or dispatched (with reasonable evidence of receipt) by telex, telegraph or other names of electronic facsimile transmission or by an internationally recognized overnight courier service, addressed to the party to whom the notice is intended to be given at the addresses specified below,
(a)	If to Medcomp:

Medical Components, Inc. 1499 Delp Drive Harleysville, Pennsylvania 19438 Attn: Timothy Schweikert Facsimile No.

(b)	If to VeriChip:

VeriChip Corporation 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445 Attn: William Caragol Facsimile No. 561-805-8001
or such other address or addresses as a party may from time to time designate for itself by like notice.
Section 7.09 Waiver
No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing, signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision, or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.
Section 7.10 No Third-Party Beneficiary Rights
No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.
Section 7.11 Governing Document
The parties contemplate exchanging the usual commercial forms such as purchase orders and invoices in furtherance of this Agreement; provided, however, that any terms and conditions which may appear on such documents, other than those purchase order terms required by Section 1.01(b) of this Agreement and the invoice amounts, shall be of no force or effect.
Section 7.12 Entire Agreement
This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the parties, relating to the subject matter hereof.
Section 7.13 Force Majeure
In the event an act of the government, war conditions, strikes, fire, flood, or other act of God (collectively “force majeure”) prevents either party from performance in accordance with the provisions of this Agreement, such non-performance shall be excused and shall not be considered a breach or default for so long as such conditions prevail. The party invoking force majeure shall give prompt written notice thereof to the other party and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the date first written above.

MEDICAL COMPONENTS, INC.		VERICHIP CORPORATION

By:	/s/ Timothy M. Schweikert Name: Timothy M. Schweikert	By:	/s/ William J. Caragol Name: William J. Caragol
	Title: President		Title: President

Date: 04/02/09		Date: 3/17/09

TRANSPONDER SPECIFICATION

Injectable
Transponder
TX1400SST
Product Description:
The injectable Transponder is a passive radio-frequency Identification tag, designed to work in conjunction with a compatible radio-frequency ID reading system. The transponder consists of an electromagnetic coil and microchip sealed in a tubular glass enclosure. The chip is pre-programmed with a unique ID code that cannot be altered; over 274 billion individual code numbers are available. When the transponder is activated by a low-frequency radio signal, it transmits the ID code to the reading system.
Although specifically designed for injecting in fish and livestock, this transponder can be used for other animal and non animal applications.
Specifications:
Dimensions (nominal): 12.48mm X 2.07mm (0.49134” X 0.08150”)
Antenna type: Ferrite
Operating frequency: 134.2kHz
ISO Conformance: ISO 11784, ISO 11785
Housing: Bio-compatible glass
Weight: 0.1020 gram (0.0036 ounce)
Temperature range: -40 to 70C (-40 to 158F), operating and storage
Read range with the Model FS2001F-ISO Portable Reader:
(In a benign noise environment with optimal orientation of transponder and scanner antenna)
FS2001F-ISO Portable Reader with 2001F-ISO (710060801) Racket Antenna and 2 meter cable (228004502)
Typical: 20.32 cm (8.0 inches)      Minimum: 19.05 cm (7.5 inches)
Read speed: 1 meter per second
Vibration:
Sinusoidal; 1.5 mm (0.06”) peak-to-peak, 10 to 80 Hz, 3 axis
Sinusoidal; 10 g peak-to-peak, 80 Hz to 2 kHz, 3 axis
Injector needle size: About 12 gauge (Destron part #445-0008-00)